Exhibit 99.1

NEW WORLD REPORTS RESULTS FOR THIRD QUARTER OF 2003

GOLDEN, Colo. (11/14/03)—New World Restaurant Group, Inc, (Pink Sheets: NWRG.PK) today announced unaudited financial results for the third quarter and first nine months of 2003. This year’s third quarter was highlighted by the completion of the company’s equity restructuring, the refinancing of its debt, the appointment of a new executive management team, and a reorganization of its board of directors.

Total revenues decreased 5.5% to $93.2 million during the three months ended September 30, 2003, from $98.7 million in the comparable period in 2002. Operating loss for the quarter declined to $2.2 million from $5.8 million a year earlier. New World reported a net loss of $34.2 million, or $13.55 per share, for the third quarter of 2003, after including a one-time, non-cash loss of $23.0 million on the exchange of Series F Preferred Shares in connection with the company’s equity restructuring. In 2002’s third quarter, New World recorded a net loss of $9.5 million. After deducting dividends and accretion on preferred stock, both of which are non-cash charges, the net loss available to common shareholders was $16.5 million, or $11.47 per share, in the 2002 quarter. The equity restructuring, which was completed on September 30, 2003, eliminated the dividend requirement on preferred stock on a going forward basis.

For the nine months ended September 30, 2003, total revenues declined 3.9% to $286.2 million from $297.9 million in the comparable 2002 period. The loss from operations was $4.8 million in both the 2003 and 2002 periods. Net loss, which included the aforementioned $23.0 million one-time loss in the third quarter, was $55.0 million for the first nine months of 2003, compared with $37.0 million a year earlier. After deducting dividends and accretion on preferred stock of $14.4 million and $20.5 million in the 2003 and 2002 periods, respectively, the net loss available to common stockholders was $69.5 million, or $36.87 per share, in the first nine months of 2003, versus $57.5 million, or $45.12 per share, a year earlier.

EBITDA (earnings before interest, taxes, depreciation and amortization, integration/reorganization provisions, other income, cumulative change in fair value of derivatives, and loss on exchange of Series F Preferred Stock) decreased during the third quarter to $4.8 million from $5.7 million in the comparable 2002 period. For the first nine months, EBITDA was $16.4 million, down from $21.2 million a year ago. Adjusted EBITDA (which also excludes certain legal, financing and advisory fees; acquisition and integration expenses; certain corporate expenses; certain other charges; and unauthorized bonuses and certain compensation expense recorded during the first quarter of 2002) was $7.9 million during 2003’s third quarter, compared with $9.1 million a year ago. Nine-month adjusted EBITDA decreased to $24.8 million from $33.6 million in the 2002 period. (See tables at end of this press release for EBITDA reconciliations.)

EBITDA is not intended to represent cash flow from operations in accordance with GAAP and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity. Rather, EBITDA is a basis upon which to assess financial performance. While EBITDA is frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled measures of other companies due to the potential inconsistencies in the method of calculation.

Retail sales, primarily from company-owned Einstein Bros. and Noah’s New York Bagel locations, decreased during the third quarter to $87.0 million from $91.4 million a year earlier, due primarily to a 5% decline in comparable store sales. For the nine months, retail sales were $266.3 million, down from $275.9 million a year earlier, reflecting a 3.2% decrease in comparable store sales.

“The company’s performance in the third quarter was indicative of a lack of the necessary resources for the core business, as senior management remained focused on finalizing the capital structure and ensuring the transaction was completed,” said Paul J.B. Murphy, III, the recently promoted chief executive officer, director and acting chairman. “In addition to successfully completing the year-long effort to restructure equity at the end of the quarter, in early July we closed on a $160 million offering of 13% senior secured notes due 2008. Proceeds from this important refinancing were used primarily to retire $140 million in high interest increasing rate notes that had matured in June 2003. We greatly appreciate the dedicated efforts of our former chairman and CEO Anthony Wedo, who, among other things, directed the refinancing and equity restructuring.” Mr. Wedo resigned from the company on October 2, 2003.

“With these weighty efforts now behind us, a new senior management team, appointed by the Board of Directors six weeks ago, is focusing on improvement of top line revenue and to bring these dollars to the bottom line,” Mr. Murphy continued. “We have implemented a 90-day action plan to address the immediate organizational concerns, closely examine all aspects of the business and create a detailed operating plan for 2004.”

At the time of Mr. Murphy’s promotion, New World’s Board also promoted chief supply officer Susan Daggett to chief operating officer. Concurrently, Rick Dutkiewicz was hired as chief financial officer. Additionally, Carol Werner joined the company as general counsel, bringing over 24 years experience in the legal profession, including six years as executive vice president and general counsel of Denver-based Richfield Hospitality Services, Inc. (formerly AIRCOA).

In addition to these changes on the senior executive team, several other promotions occurred following the resignations of Chuck Gibson as chief development officer, Richard Lovely as chief personnel officer/acting general counsel, and Ed McPherson as chief marketing officer. “Chuck, Rich and Ed made significant contributions to the company during their tenure here,” said Murphy. “We wish each of them well in their new endeavors.”

With the new appointments, New World’s corporate management team has now been centralized in the Golden, Colo. headquarters, with support centers for the East Coast franchise brands based in Hamilton, N.J. and the Noah’s New York Bagels brand remaining in Walnut Creek, Calif.

New World also announced that it has scheduled a conference call for November 18, at 4:30 p.m. (EST). During the call, Mr. Murphy and Mr. Dutkiewicz will discuss the company’s financial and operating results for the quarter and nine months ended September 30, 2003, as well as other developments. To listen to the call, dial 877-445-2570 and give the operator the conference ID number, 2409663. A telephone replay of the call will be available through midnight on November 25, 2003. To access the replay, call 800-642-1687 and give the conference ID number, 2409663. Investors and media are also invited to listen to a webcast of the call on the company’s website, www.newworldrestaurantgroup.com. The replay of the call will also be archived on the website.

New World is a leading company in the quick casual sandwich industry, the fastest growing restaurant segment. The company operates locations primarily under the Einstein Bros. and Noah’s New York Bagels brands and primarily franchises locations under the Manhattan Bagel and Chesapeake Bagel Bakery brands. As of September 30, 2003, the company’s retail system consisted of 464 company-operated locations, as well as 243 franchised, and 33 licensed locations in 33 states. The company also operates dough production and coffee roasting facilities.

Certain statements in this press release constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “forecast,” “estimate,” “project,” “intend,” “expect,” “should,” “would,” “believe” and similar expressions and all statements which are not historical facts are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the company’s actual results, performance (financial or operating), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements. The above factors are more fully discussed in the company’s SEC filings.

CONTACTS: Media/Investors: Bill Parness, (732) 290-0121, parnespr@optonline.net

(Tables to Follow)

NEW WORLD RESTAURANT GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE-MONTH PERIODS ENDED SEPTEMBER 30, 2003 AND OCTOBER 1, 2002
AND NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2003 AND OCTOBER 1, 2002
(UNAUDITED)
(in thousands, except earnings per share and related share information)

	Three-month Period Ended		Nine-month Period Ended
	September 30, 2003	October 1, 2002	September 30, 2003	October 1, 2002
Revenues:
Retail sales	$86,975	$91,367	$266,302	$275,935
Manufacturing revenues	4,798	5,893	15,976	17,903
Franchise related revenues	1,454	1,437	3,909	4,084
Total revenues	93,227	98,697	286,187	297,922
Cost of sales	79,780	80,701	242,456	241,833
General and administrative expenses	8,649	12,253	27,293	34,898
Depreciation and amortization	7,128	8,245	21,425	23,240
Charges and (adjustments) for integration and reorganization cost	(153)	3,301	(153)	2,749
Loss from operations	(2,177)	(5,803)	(4,834)	(4,798)
Interest expense, net	(10,187)	(9,943)	(28,458)	(34,547)
Cumulative change in the fair value of derivatives	1,063	4,056	993	198
Loss on exchange of Series F due to Equity Recap	(23,007)	—	(23,007)	—
Other income	134	2,366	705	2,471
Loss before income taxes	(34,174)	(9,324)	(54,601)	(36,676)
Provision for income taxes	—	214	430	366
Net loss	(34,174)	(9,538)	(55,031)	(37,042)
Dividends and accretion on preferred stock	—	(6,926)	(14,424)	(20,455)
Net loss available to common stockholders	$(34,174)	$(16,464)	$(69,455)	$(57,497)

Net loss per common share—Basic and Diluted	$(13.55)	$(11.47)	$(36.87)	$(45.12)

Weighted average number of common shares outstanding: Basic and Diluted	2,521,491	1,435,892	1,883,770	1,274,441

NEW WORLD RESTAURANT GROUP, INC.
CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2003 AND DECEMBER 31, 2002
(in thousands, except share information)

	September 30, 2003	December 31, 2002
	(Unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$6,180	$10,705
Restricted cash	2,028	—
Franchise and other receivables, net of allowance of $2,007 and $1,955	5,931	5,775
Current maturities of notes receivables	84	194
Inventories	4,805	5,005
Prepaid expenses and other current assets	7,113	3,180
Total current assets	26,141	24,859
Property, plant and equipment, net	70,990	81,254
Trademarks and other intangibles, net	92,265	98,134
Goodwill, net	4,875	4,875
Debt issuance costs and other assets	8,826	1,526
Total Assets	$203,097	$210,648

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$9,893	$6,766
Accrued expenses	27,655	31,872
Short term debt and current portion of long-term debt	5,655	150,872
Current portion of obligations under capital leases	98	100
Total current liabilities	43,301	189,610
Senior notes and other long-term debt	161,400	11,011
Obligations under capital leases	76	360
Derivative liability	—	2,847
Other liabilities	10,509	10,560
Mandatorily redeemable, Series Z Preferred Stock, $.001 par value, $1,000 per share liquidation value; 2,000,000 and 0 shares authorized; 57,000 and 0 shares issued and outstanding	57,000	—
Total liabilities	272,286	214,388
Series F Preferred Stock, $.001 par value, $1,000 per share liquidation value; 0 and 116,000 shares authorized; 0 and 89,698 shares issued and outstanding	—	84,932
Stockholders’ deficit:
Common stock, $.001 par value; 15,000,000 and 2,491,567 shares authorized; 9,841,828 and 847,413 shares issued and outstanding	10	1
Additional Paid-In capital	175,586	86,657
Accumulated deficit	(244,785)	(175,330)
Total stockholders’ deficit	(69,189)	(88,672)
Total Liabilities and Stockholders’ Deficit	$203,097	$210,648

SUPPLEMENTAL INFORMATION

Reconciliation of Net Loss to EBITDA

	Three-month Periods Ended		Nine-month Periods Ended
	September 30, 2003	October 1, 2002	September 30, 2003	October 1, 2002
Net loss	$(34,174)	$(9,538)	$(55,031)	$(37,042)
Plus:
Provision for income taxes	—	214	430	366
Other income	(134)	(2,366)	(705)	(2,471)
Loss on exchange of Series F Preferred Stock due to Equity Recap	23,007	—	23,007	—
Cumulative change in the fair value of derivatives (expense)	(1,063)	(4,056)	(993)	(198)
Interest expense, net	10,187	9,943	28,458	34,547
Charges and (adjustments) for integration and reorganization costs	(153)	3,301	(153)	2,749
Depreciation and amortization	7,128	8,245	21,425	23,240

EBITDA	$4,798	$5,743	$16,438	$21,191

Reconciliation of EBITDA to Adjusted EBITDA

	Three-month Periods Ended		Nine-month Periods Ended
	September 30, 2003	October 1, 2002	September 30, 2003	October 1, 2002
EBITDA	$4,798	$5,743	$16,438	$21,191
Plus:
Certain legal, financing and advisory fees	2,193	1,046	4,713	3,348
Acquisition and integration expenses	183	864	772	2,630
Certain corporate expenses	95	965	863	1,869
Unauthorized Bonuses	—	—	—	2,618
Certain compensation expenses	—	117	—	985
Certain other charges	651	336	2,003	999

Adjusted EBITDA	$7,920	$9,071	$24,789	$33,640